EXHIBIT 99.1

Exactech 2013 Revenue Up 6% to $237.1M, Net Income Up 21% to $15.4M, EPS $1.12

4Q’13 Revenue Up 4% to $61.6M, Net Income Up 18% to $4.6M, EPS $0.33

Gainesville, Fla. - February 19, 2014 -- Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder and spine, announced today that revenue for 2013 increased 6% to $237.1 million from $224.3 million in 2012. Diluted earnings per share for the year was $1.12 based on net income of $15.4 million, representing a 21% increase compared to net income of $12.7 million or $0.96 diluted earnings per share during 2012.

2013 Full Year Highlights and Segment Performance
Revenue for the year increased 6% to $237.1 million
Knee implant revenue decreased 1% to $80.5 million
Extremity implant revenue increased 26% to $65.5 million
Hip implant revenue increased 0.3% to $41.0 million
Biologic & spine revenues increased 4% to $25.5 million
Other revenues decreased 4% to $24.6 million

2013 Fourth Quarter Highlights and Segment Performance
For the fourth quarter of 2013 revenue was $61.6 million, an increase of 4% over $59.3 million for the comparable period last year. Net income for the fourth quarter of 2013 increased 18% to $4.6 million, or $0.33 per diluted share, compared to $3.9 million, or $0.29 per diluted share, for the fourth quarter of 2012. Fourth quarter total and segment revenues were as follows:

Total revenue for the quarter increased 4% to $61.6 million
Knee implant revenue decreased 2% to $20.4 million
Extremity implant revenue increased 24% to $18.4 million
Hip implant revenue decreased 2% to $10.1 million
Biologic & spine revenues increased 3% to $6.6 million
Other revenues decreased 13% to $6.0 million

Management Comment
Exactech Chairman and CEO Dr. Bill Petty said, “Overall, we are pleased with these results despite some international economic challenges. Our extremities segment drove the top line with a 26% gain to $65.5 million in 2013. Our domestic knee sales did well, and we were encouraged

--MORE--
EXACTECH INC.

by improvements in our biologic and spine segment. Our 21% improvement in net income was particularly satisfying, as the people of Exactech worked effectively and efficiently to hold down costs and improve productivity. Looking ahead, our new product pipeline should provide fresh top line momentum in 2014. In addition, we expect our focus on increased productivity and lower costs will continue to contribute to net income growth.”

Exactech President David Petty said, “For the year 2013, U.S. sales increased 10% to $159.7 million, and international sales were down 2% to $77.4 million. During the fourth quarter, U.S. sales increased 9% to $41.8 million. International sales decreased 5% to $19.8 million.

“Our domestic knee product sales did well in the fourth quarter, providing us with good momentum going into 2014. We have increased the number of active trials of our new ExactechGPS® guided personalized surgery system, and that is already driving new knee sales to surgeons. Based on surgeon feedback, we are encouraged about the future impact of the system as a sales catalyst for our knee results. Our extremities business continues to be a growth leader both domestically and internationally. Our surgeon customers repeatedly report excellent patient outcomes, and that is playing an important role in propelling this segment.”

“Our hip business did well internationally but faced some challenges domestically after a particularly strong year in 2012. We are very pleased with improvements in our biologics and spine segment where we are seeing strong growth in the spine portion.”

Chief Financial Officer Jody Phillips said, “Operationally, we made significant improvements during 2013. Gross margins remained flat at 69% for 2013 and 2012 due to continued focus on maintaining cost reductions that offset the impact of the medical device excise tax. Total operating expenses for the year increased 4% to $140.1 million, and as a percentage of sales decreased to 59.1% from 59.8% for 2012. General and administrative expenses increased 5% for 2013 to $21.1 million from $20.1 million. Sales and marketing expenses increased 4% to $85.0 million, primarily due to variable selling expenses. Research and development expenses increased 6% to $17.8 million during 2013, as we continue to actively invest in our new product pipeline.”

Looking forward, Exactech released its initial 2014 revenue guidance of $246-$254 million and diluted EPS target of $1.18-$1.24. For the first quarter of 2014, the company anticipates revenues of $62-$64 million and diluted EPS of $0.28-$0.30. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call
The company will hold a conference call with CEO Dr. William Petty and key members of the management team on Thursday, February 20th at 10:00 a.m. Eastern Time. The call will cover Exactech’s fourth quarter and year-end 2013 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-4774 any time after 9:50 a.m. Eastern on February 20th. International and local callers should dial 1-480-629-9760. A live webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or http://public.viavid.com/index.php?id=107717.
This call will be archived for approximately 90 days.

--MORE--
EXACTECH INC.

About Exactech
Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products, compliance costs and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts                        Julie Marshall or Frank Hawkins
Jody Phillips                             Hawk Associates
Chief Financial Officer                    305-451-1888
352-377-1140                        E-mail: exactech@hawkassociates.com

--MORE--
EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,011	$5,838
Accounts receivable, net of allowances of $993 and $1,012	59,109	48,073
Prepaid expenses and other assets, net	2,865	2,877
Income taxes receivable	1,331	502
Inventories – current	71,590	70,699
Deferred tax assets – current	1,653	2,229
Total current assets	142,559	130,218

PROPERTY AND EQUIPMENT:
Land	2,215	2,211
Machinery and equipment	35,439	33,158
Surgical instruments	95,902	85,115
Furniture and fixtures	4,200	3,858
Facilities	19,187	18,033
Projects in process	852	643
Total property and equipment	157,795	143,018
Accumulated depreciation	(76,127)	(61,586)
Net property and equipment	81,668	81,432

OTHER ASSETS:
Deferred financing and deposits, net	870	866
Non-current inventories	11,100	5,410
Product licenses and designs, net	9,457	10,534
Patents and trademarks, net	2,005	2,217
Customer relationships, net	669	1,108
Goodwill	13,514	13,356
Total other assets	37,615	33,491
TOTAL ASSETS	$261,842	$245,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,254	$14,773
Income taxes payable	39	2,188
Accrued expenses and other liabilities	10,974	11,726
Other current liabilities	250	250
Current portion of long-term debt	3,000	2,625
Total current liabilities	30,517	31,562

LONG-TERM LIABILITIES:
Deferred tax liabilities	4,200	3,186
Line of credit	10,732	12,197
Long-term debt, net of current portion	23,250	26,250
Other long-term liabilities	719	1,049
Total long-term liabilities	38,901	42,682
Total liabilities	69,418	74,244

SHAREHOLDERS’ EQUITY:
Common stock	136	133
Additional paid-in capital	69,175	63,918
Accumulated other comprehensive loss	(3,902)	(4,797)
Retained earnings	127,015	111,643
Total shareholders’ equity	192,424	170,897

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$261,842	$245,141

--MORE--
EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Month Periods		Twelve Month Periods
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
NET SALES	$61,578	$59,254	$237,088	$224,337

COST OF GOODS SOLD	19,228	18,043	73,019	68,731
Gross profit	42,350	41,211	164,069	155,606

OPERATING EXPENSES:
Sales and marketing	21,718	21,478	84,999	81,979
General and administrative	5,348	5,192	21,149	20,139
Research and development	4,279	4,173	17,802	16,803
Depreciation and amortization	4,198	4,016	16,190	15,343
Total operating expenses	35,543	34,859	140,140	134,264

INCOME FROM OPERATIONS	6,807	6,352	23,929	21,342

OTHER INCOME (EXPENSE):
Interest income	3	3	8	11
Other income	69	30	138	87
Interest expense	(371)	(300)	(1,223)	(1,456)
Foreign currency exchange gain (loss)	(132)	(284)	(444)	(90)
Total other income (expense)	(431)	(551)	(1,521)	(1,448)

INCOME BEFORE INCOME TAXES	6,376	5,801	22,408	19,894

PROVISION FOR INCOME TAXES	1,781	1,921	7,036	7,153

NET INCOME	$4,595	$3,880	$15,372	$12,741

BASIC EARNINGS PER SHARE	$0.34	$0.29	$1.14	$0.96

DILUTED EARNINGS PER SHARE	$0.33	$0.29	$1.12	$0.96

SHARES - BASIC	13,546	13,315	13,462	13,232

SHARES - DILUTED	13,844	13,383	13,683	13,317

*****
EXACTECH INC.